ALLIANCEBERNSTEIN INSTITUTIONAL RESERVES, INC.


         Amended and Restated Plan pursuant to Rule 18f-3
             under the Investment Company Act of 1940
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       Effective as amended and restated September 13, 2003

     The Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") of AllianceBernstein Institutional Reserves, Inc. (the "Fund"), which sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created portfolios, is hereby amended and restated in its entirety.(1) This Plan may be revised or amended from time to time as provided below.

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(1)  This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.

Class Designations

     The Fund(2) may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares and Class C shares. Each of the three classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in one or more prospectuses or statements of additional information through which such shares are issued, as from time to time in effect (collectively, the "Prospectus").

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(2)  For purposes of this Plan, when the Fund has existing more than one portfolio pursuant to which multiple classes of shares are issued, then references in this Plan to the "Fund" shall be deemed to refer instead to each portfolio.

Class Characteristics

     Each class of shares is offered at a public offering price that is equal to net asset value without any initial, deferred or asset-based sales charge. Class B and Class C shares may also be subject to a Rule 12b-1 fee, which may include a service fee.

Allocations to Each Class

     Expense Allocations

     Rule 12b-1 fees payable by the Fund to the distributor or principal underwriter of the Fund's shares (the "Distributor") shall be allocated on a class-by-class basis. Subject to the approval of the Fund's Board of Directors, including a majority of the disinterested Directors, the following expenses may be allocated on a class-by-class basis and designated as "Class Expenses": (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Fund),
(e) litigation and other legal expenses relating to a specific class of shares, (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares, (i) transfer agency costs attributable to a specific class and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

     All expenses not now or hereafter designated as Class
Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

     However, notwithstanding the above, and subject to compliance with the Rule, the Fund may allocate Fund Expenses to each share without regard to class or on the basis of relative net assets (settled shares).

     Waivers and Reimbursements

     The investment adviser of the Fund (the "Adviser") or Distributor may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

     Income, Gains and Losses

     Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

     However, notwithstanding the above, and subject to compliance with the Rule, income and realized and unrealized capital gains and losses may be allocated to each share without regard to class or on the basis of relative net assets (settled shares).

Exchange Features

     Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another portfolio of the Fund and shares of certain other money market funds sponsored by the Adviser. All exchange features applicable to each class will be described in the Prospectus.

Dividends

     Dividends paid by the Fund with respect to its Class A, Class B and Class C shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, any Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights

     Each share of a Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to the Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law.

Responsibilities of the Directors

     On an ongoing basis, the Directors will monitor the Fund for the existence of any material conflicts among the interests of the classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

Reports to the Directors

     The Adviser and Distributor will be responsible for reporting any potential or existing conflicts among the classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph
(b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the disinterested Directors in the exercise of their fiduciary duties. At least annually, the Directors shall receive a report from an expert acceptable to the Directors (the "Expert"), with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The report of the Expert shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The Fund and the Adviser will take immediate corrective measures in the event of any irregularities reported by the Expert.

Amendments

     The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

Disinterested Directors and Their Counsel

     While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Fund (as defined in the Act) will be committed to the discretion of such disinterested Directors and any person who acts as legal counsel for the disinterested Directors shall be "independent legal counsel" as defined in applicable regulations under the Act.


Amended and restated by action of the Board of Directors this 13th day of September, 2003.


By:  /s/ Mark Manley
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         Mark Manley
         Secretary


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